Exhibit (h)(4)

FORM OF SUBLICENSE AGREEMENT

This Sublicense Agreement (the “Agreement”) is made as of November 5, 2019 by and between ProcureAM, LLC a Delaware corporation (“ProcureAM” or “Adviser”) and Procure ETF Trust I, a Delaware statutory trust (the “Trust”), on behalf of its series listed on Schedule I hereto (each, a “Fund” and collectively, the “Funds”).

RECITALS

WHEREAS, pursuant to that certain “LGBTQ Diversity Index License Agreement” dated as of November 5, 2019 (the “License Agreement”) between Loyalty Preference Index, Inc., a Delaware corporation (“Loyalty Preference”) and Adviser, Adviser obtained a license to use, in connection with the Funds, the securities indexes created, compiled, sponsored, calculated, maintained and published by Loyalty Preference identified in Schedule I hereto (each, an “Index” and collectively, the “Indexes”); and

WHEREAS, Adviser has the right under the License Agreement to sublicense its rights to the Indexes thereunder to the Funds; and

WHEREAS, the Trust wishes to use the Indexes in connection with the creation, issuance, management, offering, sale, marketing, and promotion of the Funds and disclosure about the Funds under applicable laws, rules and regulations; and

WHEREAS, Adviser wishes to grant a sublicense to the Trust, on behalf of the Funds, of its rights under the License Agreement in accordance with the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, and for good and valuable consideration set forth in this Agreement, the parties agree as follows:

1.
Grant of Sublicense. Subject to the terms and conditions of this Agreement, Adviser hereby grants to the Trust a sublicense to use and refer to the Indexes (and associated data and information) and any other right that may be sublicensed under the License Agreement in the manner set forth in, and subject to the terms of, the License Agreement, in connection with the Funds.

2.
Performance of Obligations Under the License. The Trust will be responsible for performing all of Adviser’s executory obligations under the License Agreement (other than the payment of License Fees), as such obligations relate to use of the Indexes in connection with the Funds.

3.
Fees. The Trust shall have no obligation to pay any license or sublicense fees to Adviser or Loyalty Preference.

4.
Term. This Agreement shall become effective upon execution by both parties and remain in effect unless terminated as provided herein.

5.
Termination. This Agreement shall terminate if (a) the License Agreement terminates, or (b) Adviser or an entity controlling, controlled by or under common control with the Adviser ceases to exercise investment discretion over the Fund(s). Adviser shall notify the Trust as soon as reasonably practicable of the occurrence of an event described in (a) above. Upon termination of this Agreement, the Trust’s right to use the Indexes shall terminate.

6.
Indemnification. The Trust shall indemnify and hold harmless Adviser, its officers, employees, agents, successors, and assigns against all judgments, damages, costs or losses of any kind (including reasonable attorneys’ and experts’ fees) resulting from any claim, action or proceeding (collectively “claims”) that arises out of or relates to (a) the creation, marketing, advertising, selling, and operation of such Fund or interests therein, or (b) any breach by Adviser of its covenants, representations, and warranties under the License Agreement caused by the actions or inactions of the Trust, or (c) any violation of applicable laws (including, but not limited to, banking, commodities, and securities laws) arising out of the offer, sale, operation, or trading of the Fund(s) or interests therein, except to the extent such claims result from the gross negligence or willful misconduct of Adviser or its affiliates. The provisions of this section shall survive termination of this Agreement.

7.
Assignment. Either party may assign its rights and obligations under this Agreement effective upon the written consent of the other party.

8.
Amendment. Except that Schedule I of this Agreement may be amended as necessary to add one or more additional Indexes or Funds, as applicable, no provision of this Agreement may be waived, altered, or amended except by written agreement of the parties.

9.
Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.

10.
Construction. Headings used in this Agreement are for convenience only, and shall not affect the construction or interpretation of any of its provisions. Each of the provisions of this Agreement is severable, and the invalidity or inapplicability of one or more provisions, in whole or in part, shall not affect any other provision. To the extent not preempted by federal law, this Agreement shall be construed and interpreted under the laws of the State of New York.

11.
Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts together shall constitute only one instrument. A signed copy of this Agreement delivered by e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed as of the date first above written, with intent to be bound hereby.

[Signature page to follow]

PROCUREAM, LLC		PROCURE ETF TRUST I
By:	/s/ Robert Tull	By:	/s/ Robert Tull
Its:	President	Its:	President

SCHEDULE I

FUND(S)	INDEX(ES)
LGBTQ100 ESG ETF	LGBTQ100 ESG Index

I-1

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